SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 16, 2005

Hungarian Telephone and Cable Corp.
(Exact name of Registrant as specified in its charter)

Delaware 1-11484 13-3652685
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 16, 2005, Hungarian Telephone and Cable Corp. (the "Registrant") along with its Hungarian subsidiary Hungarotel Rt. ("Hungarotel") and PanTel Rt. and its subsidiaries ("PanTel") entered into a EUR 170 million Senior Secured Bank Credit Facility ("Credit Facility") arranged by three European banks: Calyon Bank; WestLB; and MKB Bank. The Registrant expects the Credit Facility to be syndicated to the European bank market. The Registrant and its existing or future subsidiaries are hereinafter referred to as the "Company". (Please note, all references to EUR are to the euro which is the currency of the European Monetary Union. As of February 16, 2005, 1 euro was equivalent to approximately U.S. $1.30 on the global currency markets).

The Credit Facility is comprised of three separate variable interest rate term loan facilities. The first facility ("Facility A") in the amount of EUR 84 million provides funds to the Company for the principal purposes of (i) repaying and terminating the Company's existing bank credit facility (approximately EUR 57) and (ii) funding the cash purchase price (EUR 17 million) for acquiring the remaining portion of the PanTel business. The Registrant currently owns 25% of PanTel and is expected to purchase the remaining portion of the PanTel business at the end of February 2005 at which point the PanTel business will be a part of a wholly-owned subsidiary of the Registrant. The second facility ("Facility B") in the amount of EUR 66 million provides funds to PanTel for the purpose of repaying and terminating PanTel's existing bank credit facility. The Company expects to fully draw down both Facility A and Facility B by the end of February 2005.

The third facility ("Facility C") in the amount of EUR 20 million provides funds for the repayment of the Company's outstanding $25 million subordinated notes which are currently held by Ashmore Investment Management and mature on March 31, 2007. The funds allocable to Facility C are available up until March 31, 2007 but may not be drawn down by the Company until the Company's ratio of Total Net Borrowings to Consolidated Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") is less than 2.5:1 for the two consecutive fiscal quarters prior to the requested drawdown.

The "base currency" of the loans under all three facilities is the euro. The loans generally accrue interest at the Applicable Margin (as defined below) plus the EURIBOR rate for the applicable interest period. The EURIBOR rate is the percentage rate per annum determined by the Banking Federation of the European Union for the applicable interest period. The Company can choose a one, three or six month interest period for each loan under each facility. Interest is payable at the end of each interest period. The Applicable Margin for an interest period on Facility A and Facility B loans is based on the Company's ratio of Total Net Borrowings to EBITDA. The Applicable Margin can range from 2.75% per annum (at a 3:1 or greater ratio) to 1.0% (at a 1:1 or less ratio). The Company expects the initial Applicable Margin on Facility A and Facility B loans to be 2.5% per annum. The Applicable Margin for any Facility C loan is fixed at 2.75% per annum.

The principal amounts borrowed under Facility A and Facility B are repayable semi-annual on each June 30th and December 31st beginning on June 30, 2005 and ending on December 31, 2010. The scheduled principal repayments on the Facility A and Facility B loans are escalating percentages of the amount of principal of each facility drawn down. The Company is required to repay 50% of the principal amount borrowed under Facility C on June 30, 2011 and the remaining 50% of the principal amount borrowed under Facility C is repayable on December 31, 2011.

The Company paid a facility agency fee in the amount of EUR 50,000 and an arrangement fee in the amount of EUR 4.0 million. The fees will be paid from the proceeds of Facilities A and B. The Company must pay a commitment fee in the amount of 0.65% per annum on the undrawn amount of the Credit Facility. The Company anticipates that only Facility C will be not be drawn down right away.

The Credit Facility will be secured subject to the security interests of the existing bank creditors of the Company's and PanTel's existing bank credit facilities. Upon the repayment of those bank credit facilities, the Credit Facility banks will have first priority security on all of the Company's intangible and tangible assets and real property including the Registrant's ownership interests in its subsidiaries. The Registrant is a guarantor for its subsidiaries' obligations under the Credit Facility and the Registrant's subsidiaries are guarantors for each other.

The Credit Facility contains customary representations and warranties. The Company is subject to some restrictive covenants including restrictive covenants regarding the ability of the Company to pay dividends, borrow funds, merge, acquire businesses or assets, or dispose of assets. The Credit Facility contains customary events of default, including those tied to the Company's financial performance covenants, which could result in the acceleration of the amounts due under the Credit Facility.

The Company may prepay the loans under the Credit Facility prior to their scheduled maturity dates. The Company has certain obligations to make a prepayment on the Credit Facility under certain conditions including the issuance by the Company of additional debt or equity capital in certain circumstances. The Company is also required to make a prepayment on the Credit Facility if it has any "Excess Cash Flow" as defined in the Credit Facility. The Company must make "Excess Cash Flow" prepayments until such time as its Total Net Borrowings to EBITDA ratio is less than 1.5:1.

The Company is also required to repay the entire amount borrowed under the Credit Facility if TDC A/S, without the consent of the banks holding two-thirds of the Credit Facility loans, either (i) disposes of any of its shares of the Company or (ii) no longer has the right to appoint the Chairman of the Company's Board of Directors, Chief Executive Officer or Chief Financial Officer (the "Appointment Rights"). However, such mandatory prepayment provision shall not apply if (a) the Company's Total Net Borrowings to EBITDA ratio is less than 2:1 at the end of each of the two fiscal quarters prior to such event, (b) TDC sells all of its shares of the Company to an internationally recognized telecommunications operator with a certain credit rating (TDC currently owns 41% of the outstanding common stock of the Company), or (c) TDC transfers the Appointment Rights to an internationally recognized telecommunications operator with a certain credit rating which telecommunications operator also buys all of TDC's shares of the Company.

The foregoing description is qualified in its entirety by reference to the Credit Agreement which will be attached as an Exhibit to the Company's 2004 Annual Report on Form 10-K which the Registrant intends to file in March 2005.

Other Materially Definitive Agreements

In connection with the PanTel transaction, the Registrant has entered into an employment agreement with Jan Mulder, the current Chief Executive Officer of PanTel, which agreement is anticipated to take full effect following the closing of the PanTel transaction, which closing is expected to occur at the end of February 2005. The agreement provides for Mr. Mulder to continue as Chief Executive Officer of PanTel following the PanTel closing. The employment agreement has a two-year term at an annual salary of EUR 174,000 and an annual housing allowance of EUR 36,000. The annual bonus target is EUR 30,000. If the Registrant terminates Mr. Mulder prior to the expiration of the two-year term other than for "cause" or if Mr. Mulder terminates the agreement due to a demotion other than for "cause", Mr. Mulder would be entitled to the unpaid salary and housing allowance remaining on the agreement in addition to a lump sum payment of EUR 210,000. If the Registrant does not renew Mr. Mulder's employment agreement for at least a one year period following the end of the initial two year term and Mr. Mulder wants to extend his employment term, the Registrant must pay Mr. Mulder EUR 210,000.

In connection with the PanTel transaction, the Registrant has agreed to award Ole Bertram, the Registrant's President and Chief Executive Officer, a special cash bonus of $600,000 for his efforts in securing the PanTel acquisition and the related financing. Such bonus is now payable to Mr. Bertram. After a review of Mr. Bertram's employment agreement and his service to the Company both as a director and executive officer since 1997, the Registrant has agreed to award Mr. Bertram a cash retirement package upon retirement equal to six times his then monthly base salary. Mr. Bertram's retirement date has not been determined at this point in time.

On February 16, 2005, the Registrant also amended and restated its employment agreement with Peter T. Noone, the Registrant's General Counsel and Secretary incorporating some revised employment terms. Mr. Noone's employment agreement provides for an indefinite term with a current annual aggregate cash compensation of $190,000 (subject to adjustment in 2005). The agreement also provides for an annual award of ten-year options to purchase at least 20,000 shares of the Registrant's common stock. Mr. Noone is eligible to receive an annual performance bonus at the Registrant's discretion consisting of either cash, stock, additional stock options or a combination thereof. The agreement provides that if Mr. Noone's employment is terminated by the Registrant without cause, or if Mr. Noone terminates the agreement due to a demotion or reduction in compensation other than for cause, Mr. Noone would be entitled to receive severance benefits including 12 months of compensation and 12 months of health insurance coverage. Mr. Noone would also keep the existing terms of his outstanding options. The Registrant must give Mr. Noone six months notice prior to termination by the Registrant for other than cause. If such termination of employment occurs within one year following a "change in control" of the Registrant, Mr. Noone would be entitled to an additional six months compensation and an additional six months of health insurance coverage. Mr. Noone can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. Noone would be entitled to receive six months compensation and six months of health insurance coverage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

By: /s/ Peter T. Noone

Name: Peter T. Noone

Title: General Counsel

Date: February 18, 2005